UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2010
CBIZ, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio	44131

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 216-447-9000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Stock Option and Purchase Agreement
On September 14, 2010, CBIZ, Inc. (the “Company”) entered into a Stock and Option Purchase Agreement (the “Purchase Agreement”) with Westbury (Bermuda) Ltd., a Bermuda exempted company (“Westbury”), Westbury Trust, a Bermuda trust, and Michael G. DeGroote, pursuant to which the Company agreed to purchase from Westbury (a) 7,716,669 shares of the Company’s common stock (the “Purchased Shares”), and (b) an irrevocable option (the “Option”) to purchase 7,716,669 shares of the Company’s common stock (the “Remaining Shares”). The Company agreed to pay Westbury $48,229,181.25 for the Purchased Shares, which represents a price per share of $6.25, and $5,000,000 for the Option.
On September 15, 2010, the Company consummated the purchase of the Purchased Shares and the Option consistent with the terms of the Purchase Agreement.
The Option will expire on September 30, 2013 and may be exercised, in whole or in part, at any time on or before the expiration date. The exercise price for the Remaining Shares is $7.25 per share (subject to adjustment in accordance with the terms of the Purchase Agreement). The Remaining Shares will be held in a custody account subject to a custody agreement. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto, and incorporated herein by reference.
Prior to the consummation of the transactions contemplated by the Purchase Agreement, Westbury owned approximately 25% of the Company’s outstanding shares of common stock. As a result of the Company’s purchase of the Purchased Shares, Westbury currently holds 7,716,669 shares of the Company’s common stock, all of which are subject to the Option.
Amendment to Credit Agreement
On September 14, 2010, the Company entered into an amendment (the “Amendment”) to that certain Credit Agreement, dated as of June 4, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, Bank of America, N.A., as administrative agent, and the other financial institutions from time to time party thereto.

The Amendment permits the Company to (i) purchase the Purchased Shares for an aggregate cash consideration not to exceed $50,000,000 pursuant to the terms and conditions of the Purchase Agreement; (ii) purchase the Option to purchase the Remaining Shares for cash consideration not to exceed $6,000,000 pursuant to the terms and conditions of the Purchase Agreement; (iii) issue unsecured subordinated debt; (iv) repurchase additional shares of the Company’s common stock; (v) repurchase subordinated debt or convertible debt provided no default or event of default has occurred and is continuing as a result of any such repurchase; and (vi) repurchase capital stock if such repurchase does not cause the applicable leverage ratio to exceed certain applicable thresholds. In addition, the Amendment (i) provides that the highest Applicable Margin (as defined in the Credit Agreement) will be applied in calculating the interest on the loans during the period commencing on September 14, 2010 and ending on the date on which the compliance certificate for the period ending December 31, 2010 is delivered, and (ii) modify certain financial maintenance covenants applicable to the Company under the Credit Agreement to increase the total debt capacity and permit the company to consummate the Purchase Agreement with Westbury.
The Amendment is effective as of September 14, 2010. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.2 hereto, and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
On September 15, 2010, the Company issued a press release, a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 contains, and may implicate, forward-looking statements regarding the Company and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

Item 9.01 Financial Statements and Press Releases.
(d) Exhibits

10.1	Stock and Option Purchase Agreement dated September 14, 2010, by and among Westbury (Bermuda) Ltd., Westbury Trust, Michael G. DeGroote, and CBIZ, Inc.

10.2
First Amendment to Credit Agreement, dated as of September 14, 2010, by and among CBIZ, Inc., the Guarantors (as defined in the Credit Agreement), the several financial institutions from time to time party thereto, and Bank of America, N.A., as administrative agent.

99.1	Press Release dated September 15, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 16, 2010	CBIZ, INC.
	By:	/s/ Ware H. Grove
		Name:	Ware H. Grove
		Title:	Chief Financial Officer